Exhibit 99.1

[SYNOVA HEALTHCARE LOGO]

Company Press Release Synova Healthcare Group, Inc.	Trading Symbol (SNVH)
FOR IMMEDIATE RELEASE	January 16, 2007

SYNOVA HEALTHCARE GROUP, INC. ACQUIRES

ALLENDALE PHARMACEUTICALS, INC.

AND EXCLUSIVE WORLDWIDE RIGHTS TO TODAY® SPONGE

MEDIA, PA (JANUARY 16, 2007) — Synova Healthcare Group, Inc. (OTCBB: SNVH.OB), today announced it has acquired Allendale Pharmaceuticals, Inc. (API), and the exclusive worldwide rights to the Today(R) brand contraceptive sponge. Under the terms of the transaction, API will operate as a wholly owned subsidiary of Synova Healthcare Group, Inc. Synova has acquired API in an all stock transaction for 16 million shares of Synova common stock. The acquisition was part of the company’s ongoing strategy of developing a strong portfolio of products focused in women’s health.

The Today(R) Sponge contraceptive device uniquely combines barrier and spermicidal methods to prevent conception. The product became the most popular over-the-counter form of birth control among women between 1983 and 1995, when it was used by an estimated 6.5 million women. The rights to the Today(R) Sponge were later acquired by API, who successfully gained FDA approval to commence redistribution of the product in the US. The Today Sponge, which retails for approximately $7.99 per 3-pack, can already be purchased at major retailers including CVS, Walgreens, Rite Aid, Target, Wal-Mart, Amazon.com, Drugstore.com, Drug Mart, Drug Fair, Pathmark, and Publix.

Stephen E. King, Chairman and CEO of Synova Healthcare Group, Inc., said, “This acquisition provides our company with a meaningful women’s health care product that enjoys significant consumer brand awareness. The addition of the Today(R) Sponge to our portfolio complements our strategy of offering women innovative healthcare products that meet important yet often unmet medical needs. We believe this product enjoys a loyal customer base which, when combined with our broad retail distribution and our core competency of developing women’s health brands, should provide our company with a positive opportunity for long-term business growth. We also believe that current market factors, including the ongoing controversy surrounding the potential side effects of long-term hormone use, favor the relaunch of this non-hormonal OTC contraceptive method.”

According to a report published in 2006 by The Allan Guttmacher Institute, there are some 43 million US women of reproductive age that are sexually active, yet who do not wish to become pregnant. The relaunch of the Today(R) Sponge will expand the choice that women have when considering contraception, in particular for those women who cannot or choose not to use hormonal methods. Synova is planning to relaunch this brand with an aggressive multimedia advertising campaign in the coming weeks. The product is also expected to be cross-merchandised with Synova’s Fem-V(TM) Test Kit (see www.fem-v.com), as both products are targeted toward the same consumer audience.

About Synova Healthcare Group, Inc.

Synova Healthcare Group, Inc., through its subsidiaries Synova Healthcare, Inc., Synova Pre-Natal Healthcare, Inc. and now Allendale Pharmaceuticals, Inc., is focused on the development, distribution, marketing and sale of non- invasive medical diagnostic tests and over-the-counter healthcare products that allow consumers and professionals to rapidly and accurately diagnose, monitor and/or treat certain woman’s healthcare conditions. The Company’s efforts are focused in the areas of contraception, vaginal health, menopause management, fertility planning, obstetrics and personal care. Its products are designed to deliver a meaningful difference in healthcare management for women. The company’s goal is to provide healthcare solutions that address every stage of a woman’s reproductive life. For more information, please visit the Company’s website at www.synovahealthcare.com.

Synova Healthcare’s current product portfolio includes MenoCheck(R) and MenocheckPro(R) at-home and in-office diagnostic tests that detect levels of follicle stimulating hormone that become elevated with the onset of menopause; and Fem-V(TM), a vaginal acidity test included inside a pantiliner that assists women when seeking the most appropriate treatment for vaginal infections. The company also announced in the fourth quarter of 2006 what it believed to be were encouraging results from the development of its non-invasive fetal monitor; expected to be the first-ever portable disposable fetal activity detector and data recorder currently in development for at-home use by expectant mothers.

About the Today(R) Sponge

The Today(R) Sponge contraceptive device provides women with a reliable, non-hormonal alternative to birth control pills. It is ideal for women who want to avoid the side effects of birth control pills, cannot use hormonal contraceptives, or simply want the convenience of a method that can be used at a moment’s notice. Measuring only 1.75 inches in diameter and .50 inches in thickness, the sponge is coated with sperm-killing nonoxynol-9 and fits comfortably over the cervix. The Today(R) Sponge has been widely tested and was used by over 6.5 million women from 1983 to 1995. The Today(R) Sponge is now widely available in Canada and the United States at major retailers such as CVS, Walgreens, Rite Aid, Target and Wal-Mart. For more information, please visit www.TodaySponge.com.

Contacts:

Synova Healthcare Group, Inc.

Robert Edwards

Chief Financial Officer

Phone: 610-565-7080 The Investors Relations Group

Investor Relations: Katrine Winther-Olesen

Media Relations: Janet Vasquez/Susan Morgenbesser

Phone: 212-825-3210

This Press Release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “potential” and similar expressions. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in or implied by such statements. Such risk factors are discussed in the Company’s Registration Statement on Form SB- 2 (File No. 333-123498), as amended, as declared effective by the Securities and Exchange Commission on May 22, 2006, as well as in other periodic reports and filings with the Commission. There can be no assurance that such factors will not affect the accuracy of such forward-looking statements. The Company undertakes no obligation to update or advise in the event of any change, addition or alteration to the information set forth in this Press Release including such forward-looking statements. This press release does not constitute an offer to sell or the solicitation of an offer to buy; nor will there be any sale of securities of Synova Healthcare Group, Inc. in any state where such offer, solicitation or sale would be unlawful before registration or qualification under the securities laws of those states.